                                                                                                                                                                                              EXHIBIT 99.1

JENNIFER CONVERTIBLES, INC.

419 CROSSWAYS PARK DRIVE

WOODBURY, NY 11797

516-496-1900

FOR IMMEDIATE RELEASE                                   Contact:        Donald Radcliffe

                                                                                                             Radcliffe & Associates, Inc.

                                                                                                             212-605-0534

JENNIFER CONVERTIBLES RECEIVES

LETTER FROM AMEX

Woodbury, New York ***January 10, 2006*** Jennifer Convertibles, Inc. (AMEX: JEN) announced today that it has received a letter from the American Stock exchange dated January 5, 2006 informing the Company that it was not in compliance with the shareholder’s equity requirements for continued inclusion on the Exchange. Accordingly, to maintain the listing of its stock it is required to, and plans to, submit a plan to the Exchange demonstrating that it will be in compliance within 18 months. The plan submission is due by February 6. 2006. The required shareholders equity to maintain compliance is $4 million. As of November 26, 2005, shareholders equity was $81,000. We have been profitable in each of the last three quarters, having generated an aggregate of $4,806,000 over that period and anticipate continued profitability. Accordingly, we believe that we will be able to submit a plan, which will satisfy the Exchange. However, the Exchange is not obligated to accept our plan and there is no assurance that our stock will not be delisted from the Exchange . Even if the Exchange accepts our plan, there is no assurance that we will achieve the required compliance by the end of the 18 month plan period.

Jennifer Convertibles is the owner and licensor of the largest group of sofabed specialty retail stores in the United States, with 177 Jennifer Convertiblesâ stores and 16 Jennifer Leather stores.  As of November 26, 2005, the Company owned 169 stores and licensed 24 (including 23 owned and operating stores by a private company on a royalty free basis.)

Statements in this press release other than the statements of historical fact are "forward-looking statements."  Such statements are subject to certain risks and uncertainties, including changes in retail demand, vendor performance and other risk factors identified from time to time in the Company's filings with the Securities and Exchange Commission that could cause actual results to differ materially from any forward-looking statements.  These forward-looking statements represent the Company's judgment as of the date of the release.  The Company disclaims, however, any interest or obligations to update these forward-looking statements.